2HF attachment
12/31/02 Semiannual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74U1	(000s omitted)

Class A		2,604
Class B		989
Class C		169

74U2  (000s omitted)

Class M		121

74V1

Class A		12.54
Class B		12.47
Class C		12.46

74V2

Class M		12.49